Exhibit 5.2
[Naschitz, Brandes & Co. Letterhead]
November 30, 2006
msystems Ltd.
M-Systems Finance Inc.
c/o msystems Ltd.
7 Atir Yeda St., Kfar Saba, Israel 44425
Ladies and Gentlemen:
          Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3
     We have acted as Israeli counsel for msystems Ltd., an Israeli company (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (the “Registration Statement”) by SanDisk Corporation, a Delaware company (“SanDisk”), the Company and M-Systems Finance Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“MFI”), as co-registrants, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of, among other things, (a) adding the Company and MFI, as co-registrants to the Registration Statement and (b) adding registration of the sale from time to time of (i) up to $75,000,000 aggregate principal amount of the 1.0% Convertible Senior Notes due 2035 (the “Notes”), guaranteed by the Company and SanDisk and issued by MFI and SanDisk, (ii) the shares of common stock, par value $0.001 per share of SanDisk, issued as an initial issuance by SanDisk or upon the conversion of the Notes and (iii) the guarantees issued by the Company and SanDisk in respect of the Notes (the “Guarantees”). The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of March 23, 2005, among the Company, MFI and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture (the “Supplemental Indenture”), dated as of November 19, 2006, among the Company, MFI, SanDisk and the Trustee, and the purchase agreement, by and among the Company, MFI and the initial purchasers listed on Schedule I of such agreement (the “Initial Purchasers”) dated March 17, 2005 (the “Purchase Agreement”).
     In connection with this opinion, we have examined originals and copies, certified or otherwise identified to our satisfaction, of (i) an executed copy of the Purchase Agreement, (ii) an executed copy of the Indenture, (iii) an executed copy of the Supplemental Indenture, (iv) an executed copy of the Registration Rights Agreement, dated March 23, 2005, between the Company, MFI and the Initial Purchasers, (v) an executed copy of the guarantees made by the Company in relation to the Notes, (vi) an executed copy of the guarantees made by SanDisk in relation to the Notes, (vii) the Memorandum of Association and Articles of Association of the Company, and (vi) resolutions of the Board of Directors of the Company effective as of November 29, 2006. We have also examined originals and copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers and other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such other parties.
     As to any fact material to the opinions expressed herein which were not independently established or verified, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. We have assumed without independent investigation the accuracy of the statements set forth in the certificate of officers of the Company delivered to us in connection with this opinion.
     Members of our firm are admitted to practice in the State of Israel, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Israel.
     Based on and subject to the foregoing, we are of the opinion that, as a matter of Israeli law, the Guarantee issued by the Company, the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Company.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Naschitz, Brandes & Co.
Naschitz, Brandes & Co.